Exhibit 99.1

Contact:
Investor Relations    Media Relations
Greg Ketron    Samuel Wang
(203) 585-6291    (203) 585-2933
For Immediate Release: January 23, 2015

Synchrony Financial Reports Fourth Quarter Net Earnings of $531 Million or $0.64 Per Diluted Share
STAMFORD, Conn. – Synchrony Financial (NYSE: SYF) today announced fourth quarter 2014 net earnings of $531 million, or $0.64 per diluted share. Net earnings for the full year 2014 totaled $2.1 billion, or $2.78 per diluted share.

•	Total platform revenue increased 9% from the fourth quarter of 2013 to $2.7 billion

•	Loan receivables grew $4 billion, or 7%, from the fourth quarter of 2013 to $61 billion

•	Purchase volume increased 11% from the fourth quarter of 2013

•	Announced a new top 20 partnership with BP

•	Extended two top 40 partnerships—Rooms To Go and Yamaha

•	Strong deposit growth continued, up $9 billion, or 36%, over the fourth quarter of 2013

“The fourth quarter successfully concluded an eventful year for Synchrony Financial. We continued the strong momentum across business platforms as our differentiated business model delivered significant value to our partners and customers and helped drive strong receivables, deposit, and revenue growth,” said Margaret Keane, President and Chief Executive Officer of Synchrony Financial. “We continue to leverage our substantial experience, scale, and data analytics capabilities as we collaborate with our new and existing partners. In addition, we are employing innovative mobile and digital technologies to deepen integration with our partners’ mobile commerce platforms, forming strategic alliances with market leaders, such as GPShopper, to further extend our mobile offerings and capabilities.”
“We concluded 2014 with healthy business activity levels and strong fundamentals. As we enter 2015, we are excited about our future growth prospects and the opportunity to expand our market-leading position in the private label credit card space,” stated Ms. Keane.

Business and Financial Highlights for the Fourth Quarter of 2014
All comparisons below are for the fourth quarter of 2014 compared to the fourth quarter of 2013, unless otherwise noted.
Earnings

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Net interest income increased $129 million, or 5%, to $3.0 billion, driven by strong loan receivables growth, partially offset by higher interest expense from funding completed to increase liquidity in 2014.

•	Total platform revenue increased $216 million, or 9% ($170 million, or 7%, excluding the pre-tax gain associated with portfolio sales).

•	Provision for loan losses decreased $21 million, or 3%, to $797 million.

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Other income increased $32 million driven primarily by a $46 million gain associated with portfolio sales in the fourth quarter of 2014. The gain was partially offset by increased loyalty and rewards costs associated with program initiatives.

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Other expense decreased $15 million, or 2%, to $792 million due to charges in the fourth quarter of 2013 related to certain regulatory matters, partially offset by increased investments in growth and infrastructure build in preparation for separation from General Electric Company (GE).

•	Net earnings totaled $531 million for the quarter compared to $443 million, including a $29 million after-tax gain associated with the portfolio sales.
Balance Sheet

•	Period-end loan receivables growth remained strong at 7% driven by purchase volume growth of 11% and average active account growth of 6%.

•	The composition of loan receivables growth remained broad-based across all sales platforms.

•	Deposits grew to $35 billion, up $9 billion, or 36%, from the fourth quarter of 2013, and now comprise 56% of funding sources compared to 51% at the end of 2013.

•	The Company’s balance sheet remained strong with total liquidity (liquid assets and undrawn securitization capacity) at $19 billion, or 25%, of total assets.

•	The estimated Tier 1 Common Equity ratio under Basel I was 14.9% and the estimated fully phased-in Common Equity Tier 1 ratio under Basel III was 14.5%.
Key Financial Metrics

•	Return on assets was 2.7% and return on equity was 20.2%.

•	Net interest margin declined 370 basis points to 15.60% primarily due to the impact from the significant increase in liquidity versus the prior year.

•
Efficiency ratio decreased to 32.4% this quarter from 34.8% in the prior year mainly due to charges in the fourth quarter of 2013 related to regulatory matters, partially offset by increased investments in growth and infrastructure build in preparation for separation from GE.

Credit Quality

•	Loans 30+ days past due as a percentage of period-end loan receivables improved 21 basis points to 4.14%.

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Net charge-offs as a percentage of total average loan receivables decreased 37 basis points to 4.32% (excluding net charge-offs related to the disposition of non-core receivables in the fourth quarter of 2013).

•	The allowance for loan losses as a percentage of total period-end receivables was 5.28%.

Sales Platforms

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Retail Card platform revenue increased 10% (7% excluding the pre-tax gain associated with portfolio sales), driven primarily by period-end loan receivables growth of 6%, with broad-based growth across partner programs.

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Payment Solutions platform revenue increased 8%, driven by period-end loan receivables growth of 11%, with solid growth across industry segments led by home furnishings, automotive products, and power equipment.

•	CareCredit platform revenue increased 5%, driven by 5% period-end loan receivables growth, with growth led by dental and veterinary specialties.

Corresponding Financial Tables and Information
No representation is made that the information in this news release is complete. Investors are encouraged to review the foregoing summary and discussion of Synchrony Financial's earnings and financial condition in conjunction with the detailed financial tables and information that follow and the forthcoming Form 10-K. The detailed financial tables and other information are also available on the Investor Relations page of the Company’s website at www.investors.synchronyfinancial.com. This information is also furnished in a Current Report on Form 8-K filed with the SEC today.
Conference Call and Webcast Information
On Friday, January 23, 2015, at 10:30 a.m. Eastern Time, Margaret Keane, President and Chief Executive Officer, and Brian Doubles, Executive Vice President and Chief Financial Officer, will host a conference call to review the financial results and outlook for certain business drivers. The conference call can be accessed via an audio webcast through the Investor Relations page of our website, www.investors.synchronyfinancial.com, under Events and Presentations. A replay will be available on the website or by dialing (888) 843-7419 (U.S. domestic) or (630) 652-3042 (international), passcode 42014, and can be accessed beginning approximately two hours after the event through February 6, 2015.
About Synchrony Financial
Formerly GE Capital Retail Finance, Synchrony Financial (NYSE: SYF) is one of the premier consumer financial services companies in the United States. Our roots in consumer finance trace back to 1932, and today we are the largest provider of private label credit cards in the United States based on purchase volume and receivables*. We provide a range of credit products through programs we have established with a diverse group of national and regional retailers, local merchants, manufacturers, buying groups, industry associations and healthcare service providers to help generate growth for our partners and offer financial flexibility to our customers. Through our partners’ more than 300,000 locations across the United States and Canada, and their websites and mobile applications, we offer our customers a variety of credit products to finance the purchase of goods and services. Our offerings include private label credit cards and co-branded dual cards, promotional financing and installment lending, loyalty programs and Optimizer+plus branded FDIC-insured savings products through Synchrony Bank. More information can be found at www.synchronyfinancial.com and twitter.com/SYFNews.
*The Nilson Report (April 2014, Issue # 1039)
Cautionary Statement Regarding Forward-Looking Statements
This news release contains certain forward-looking statements as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the "safe harbor" created by those sections. Forward-looking statements may be identified by words such as “outlook,” “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “targets,” “estimates,” “will,” “should,” “may” or words of similar meaning, but these words are not the exclusive means of identifying forward-looking statements. Forward-looking statements are based on management’s current expectations and assumptions, and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, actual results could differ materially from those indicated in these forward-looking statements. Factors that could cause actual results to differ materially include global political, economic, business, competitive, market, regulatory and other factors and risks, such as: the impact of macroeconomic conditions and whether industry trends we have identified develop as anticipated; retaining existing partners and attracting new partners, concentration of our platform revenue in a small number of Retail Card partners, promotion and support of our products by our partners, and financial performance of our partners; our need for additional financing, higher borrowing costs and adverse financial market conditions impacting our funding and liquidity, and any reduction in our credit ratings; our ability to securitize our loans, occurrence of an early amortization of our securitization facilities, loss of the right to service or subservice our securitized loans, and lower payment rates on our securitized loans; our reliance on dividends, distributions and other payments from Synchrony Bank; our ability to grow our deposits in the future; changes in market interest rates and the impact of any margin compression; effectiveness of our risk management processes and procedures, reliance on models which may be inaccurate or misinterpreted, our ability to manage our credit risk, the sufficiency of our allowance for loan losses and the accuracy of the assumptions or estimates used in preparing our financial statements; our ability to offset increases in our costs in retailer share arrangements; competition in the consumer finance industry; our concentration in the U.S. consumer credit market; our ability to successfully develop and commercialize new or enhanced products and services; our ability to realize the value of strategic investments; reductions in interchange fees; fraudulent activity; cyber-attacks or other security breaches; failure of third parties to provide various services that are important to our operations; disruptions in the operations of our computer systems and data centers; international risks and compliance and regulatory risks and costs associated with international operations; catastrophic events; alleged infringement of intellectual property rights of others and our ability to protect our intellectual property; litigation and regulatory actions; damage to our reputation; our ability to attract, retain and motivate key officers and employees; tax legislation initiatives or challenges to our tax positions and state sales tax rules and regulations; significant and extensive regulation, supervision, examination and enforcement of our business by governmental authorities, the impact of the Dodd-Frank Act and the impact of the CFPB’s regulation of our business; changes to our methods of offering our CareCredit products; impact of capital adequacy rules; restrictions that limit Synchrony Bank’s ability to pay dividends; regulations relating to privacy, information security and data protection as well as anti-money laundering and anti-terrorism financing laws; use of third-party vendors and ongoing third-party business relationships; effect of General Electric Capital Corporation (GECC) being subject to regulation by the Federal Reserve Board both as a savings and loan holding company and as a systemically important financial institution; GE not completing the separation from us as planned or at all, GE’s inability to obtain savings and loan holding company deregistration (GE SLHC Deregistration) and GE continuing to have significant control over us; completion by the Federal Reserve Board of a review (with satisfactory results) of our preparedness to operate on a standalone basis, independently of GE, and Federal Reserve Board approval required for us to continue to be a savings and loan holding company, including the timing of the approval and the imposition of any significant additional capital or liquidity requirements; our need to establish and significantly expand many aspects of our operations and infrastructure; delays in receiving or failure to receive Federal Reserve Board agreement required for us to be treated as a financial holding company after the GE SLHC Deregistration; loss of association with GE’s strong brand and reputation; limited right to use the GE brand name and logo and need to establish a new brand; GE’s significant control over us; terms of our arrangements with GE may be more favorable than we will be able to obtain from unaffiliated third parties; obligations associated with being a public company; our incremental cost of operating as a standalone public company could be substantially more than anticipated; GE could engage in businesses that compete with us, and conflicts of interest may arise between us and GE; and failure caused by us of GE’s distribution of our common stock to its stockholders in exchange for its common stock to qualify for tax-free treatment, which may result in significant tax liabilities to GE for which we may be required to indemnify GE.
For the reasons described above, we caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements that are included elsewhere in this news release and in our public filings, including under the heading “Risk Factors” in the Company’s Current Report on Form 8-K, as filed on November 19, 2014. You should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties, or potentially inaccurate assumptions that could cause our current expectations or beliefs to change. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by law.
Non-GAAP Measures
The information provided herein includes measures we refer to as “platform revenue”, “platform revenue excluding retailer share arrangements” and “tangible common equity” and certain capital ratios, which are not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). For a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures, please see the detailed financial tables and information that follow. For a statement regarding the usefulness of these measures to investors, please see the Company’s Current Report on Form 8-K filed with the SEC today.